Exhibit (e)(4)

Master Portfolio Trust

55 Water Street

New York, New York 10041

June 1, 2011

Legg Mason Investor Services, LLC

100 International Drive

Baltimore, Maryland 21202

Re:	Placement Agency Agreement

Ladies and Gentlemen:

Pursuant to Section 17 of the Placement Agency Agreement dated as of December 1, 2005 (as amended to date, the “Agreement”), between Master Portfolio Trust (the “Investment Company”) and Legg Mason Investor Services, LLC (the “Placement Agent”), this letter serves as notice that Short Term Yield Portfolio is added to Appendix A to the Agreement as a Series of the Investment Company to which the Placement Agent renders services as placement agent under the terms of the Agreement.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of any of the Agreement.

Please sign below to evidence your agreement that Appendix A to the Agreement is hereby replaced in its entirety with the attached Appendix A, and the Agreement as so amended remains in full force and effect.

[signature page to follow]

Please sign below to evidence your consent and agreement to the above.

MASTER PORTFOLIO TRUST

By:	/s/ R. Jay Gerken

Name: R. Jay Gerken
Title: President and Chief Executive Officer

Agreed:

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Thomas J. Hirschmann

Name: Thomas J. Hirschmann
Title: Managing Director

Appendix A

SERIES OF THE INVESTMENT COMPANY

Prime Cash Reserves Portfolio

Liquid Reserves Portfolio

U.S. Treasury Reserves Portfolio

Tax Free Reserves Portfolio

Government Portfolio

Short Term Yield Portfolio

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